Exhibit 10(mm)

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is entered into as of February 19, 2003 by and between NORTHROP GRUMMAN CORPORATION, a Delaware corporation (the “Company”), and KENT KRESA (“Mr. Kresa”).

RECITALS

WHEREAS, Mr. Kresa is currently employed by and is the Chairman of the Board of Directors (the “Board”) and Chief Executive Officer of the Company;

WHEREAS, Mr. Kresa will attain age 65 in March 2003 and has determined to retire from employment with and as Chief Executive Officer of the Company as of April 1, 2003 pursuant to the Company’s policy regarding the retirement of officers at age 65;

WHEREAS, following his retirement on April 1, Mr. Kresa will continue as a non-employee member of the Company’s Board and as Chairman of the Board until the Board elects a different Chairman, which is not anticipated to occur any sooner than six months following Mr. Kresa’s retirement from employment;

WHEREAS, the Company desires to have the continued benefit of Mr. Kresa’s knowledge and expertise for a two-year period following the date that Mr. Kresa ceases to be Chairman of the Board and Mr. Kresa desires to provide such services as the Company may reasonably require during such period of time;

AGREEMENT

Mr. Kresa and the Company agree as follows:

I.	ENGAGEMENT

Following his retirement from employment, Mr. Kresa shall continue to serve as a non-employee Chairman of the Board until the Board determines to elect a new Chairman. Mr. Kresa shall resign as Chairman of the Board, as a member of the Board, and as a member of any Board of Directors of any Company affiliate on which he may then serve, when a new Chairman of the Board is elected (such date is referred to as the “Consulting Period Commencement Date”). The Company hereby retains Mr. Kresa to provide such advice, and participate in such meetings and events for the Company’s benefit, as may be requested by the Company during the “Consulting Period” described in Section IV.B. Mr. Kresa’s principal point of contact at the Company with respect to the specific nature and scope of the services to be provided during the Consulting Period shall be the Company’s Chief Executive Officer or his designee. Mr. Kresa shall provide reports of his activities as the Company may reasonably require from time to time. Notwithstanding anything else contained herein to the contrary, this Agreement shall be null and void in its entirety if Mr. Kresa either: (1) does not retire from employment with the Company and its affiliates on or about April 1, 2003; (2) does not execute and deliver to the Company upon or within the thirty day period following his retirement date a release substantially in the form of Attachment A hereto; or (3) revokes such release.

II.	SPECIAL BENEFITS IN CONNECTION WITH MR. KRESA’S RETIREMENT.

A. Benefits Subject to Tax Gross-Up. Mr. Kresa (or, in the event of his death, his widow) shall be allowed to retain the personal computer, cell phone and similar electronic equipment provided to Mr. Kresa by the Company that he was using as of the date of his retirement. The Company will transfer to Mr. Kresa (or, in the event of his death at a time when he is married, his widow)

and/or permit him (or her) to retain the membership in the Los Angeles Country Club which is currently used by him. Until the earlier of Mr. Kresa’s death or April 1, 2008, the Company shall provide Mr. Kresa with a suitable furnished office and all related reasonable office support (including reasonable office equipment and parking), reasonable information technology support, secretarial support, and substantially the same level of home security protection as is currently provided to Mr. Kresa by the Company.

In the event that Mr. Kresa (or, in the event of his death at a time when he is married, his widow) incurs any tax liability related to the benefits referred to in the preceding paragraph, the Company shall make an additional payment to Mr. Kresa (or his widow, as applicable) (a “gross-up payment”) to put him (or her) in the same after-tax position as if such benefits were not taxable to Mr. Kresa (or his widow, as the case may be).

B. Pro-Rata ICP Payment. Pursuant to the retirement practices of the Company, Mr. Kresa shall be eligible to receive an annual bonus for 2003 under the Company’s 2002 Incentive Compensation Plan. The amount of such bonus shall be calculated pursuant to the terms of the Incentive Compensation Plan in which Mr. Kresa currently participates multiplied by a fraction, the numerator of which is the number of days in 2003 that Mr. Kresa was employed by the Company prior to his retirement and the denominator of which is 365.

C. Equity and Incentive Plan Awards. Mr. Kresa’s rights with respect to stock options, restricted stock rights (“RSRs”), and restricted stock performance rights (“RPSRs”) previously granted by the Company shall be governed by the terms of the applicable grant agreements (as previously amended), the applicable stock incentive plan, and the guide to administration for the applicable stock incentive plan. Mr. Kresa shall not be entitled to any new equity or incentive plan award. By way of clarification to the existing terms of Mr. Kresa’s awards, if a Change in Control (as such term is defined in the Special

Agreement) of the Company occurs after the date of this Agreement, the then-outstanding and previously unvested stock options and RSRs granted by the Company to Mr. Kresa shall thereupon become fully vested and the RPSR performance period will be prorated and grants will be made based upon Company performance at that time.

D. Benefits Not Subject to Tax Gross-up. The Company shall provide Mr. Kresa with the following benefits until the earlier of (1) Mr. Kresa’s death, or (2) April 1, 2008:

•	reimbursement of up to $30,000 per year, in the aggregate, for Mr. Kresa’s financial planning and income tax preparation expenses and club memberships; and

•	reasonable access to Company aircraft for personal use, subject to availability and payment or reimbursement by Mr. Kresa at direct operating cost.

In the event that Mr. Kresa dies before April 1, 2008 and he is married at the time of his death, the Company shall continue to reimburse Mr. Kresa’s widow for up to $30,000 per year, in the aggregate (and after reducing any reimbursement obligation for the year of Mr. Kresa’s death by the amount of any such expenses incurred by Mr. Kresa in that year and prior to his death that the Company is obligated to reimburse pursuant to the foregoing), for her financial planning and income tax preparation expenses and club memberships; provided that such reimbursement obligation shall terminate on the earlier of Mr. Kresa’s widow’s death or April 1, 2008.

In addition to the foregoing, at the time of his retirement Mr. Kresa may purchase the two Dawson paintings that are currently in his office for their fair market value.

E. Retirement and Other Benefits. Mr. Kresa’s rights to receive benefits under retirement, deferred compensation, estate enhancement and welfare plans and programs of Northrop Grumman will be determined in accordance with the existing terms of such plans and programs. These benefits include post-retirement medical coverage under the Special Officer Retiree Medical Plan.

III.	COMPENSATION FOR SERVICES AS A DIRECTOR

As consideration for Mr. Kresa’s continued services as Chairman of the Board, the Company shall pay Mr. Kresa a director’s fee of $164,500 for each full or partial month of Mr. Kresa’s services as Chairman of the Board commencing with April 2003 and ending with the month in which Mr. Kresa ceases to be Chairman of the Board. Mr. Kresa shall have no right to any other compensation (including, without limitation, directors fees, stock options or other equity awards, or other compensation or benefits otherwise payable or to be paid to the other members of the Board) for his services as a non-employee Chairman and as a non-employee member of the Board for such period of time. However, Mr. Kresa will be reimbursed for expenses pursuant to Section V A of this Agreement.

IV.	CONSULTING SERVICES

A. Place of Engagement. Mr. Kresa shall perform the services called for under this Agreement during the Consulting Period in Los Angeles, California and in such other places and at such times as the Company and Mr. Kresa may mutually agree.

B. Term of Consulting Period. This Consulting Period shall commence as of the Consulting Period Commencement Date and shall end on the second anniversary of the Consulting Period Commencement Date. The Consulting Period may be renewed or extended for such time as the Company and Mr. Kresa may agree upon in writing.

C. Consulting Fee. Mr. Kresa agrees to make himself available to perform services for the Company no less than three (3) days per month during the Consulting Period. The Company shall pay Mr. Kresa a fixed $15,000 per full or partial month during the Consulting Period for such services. To the extent that Mr. Kresa performs services for the Company on more than (3) days in any month during the Consulting Period, the Company shall pay Mr. Kresa an additional amount equal to $5,000 multiplied by the result of (A) the total number of full or partial days worked by Mr. Kresa in performing services for the Company during such month, less (B) three (3). Mr. Kresa shall, on a monthly basis, notify the Company in writing of his services performed for the Company in the preceding month in the event he performed services for the Company in such month on more than three (3) days. Any consulting fee due for a calendar month shall be paid by the Company promptly after the end of such month (or, in the case of any amount due for services in excess of the minimum three (3) day commitment, promptly after the earlier of the end of such month or the Company’s receipt of a report from Mr. Kresa which notifies the Company of such services). Mr. Kresa acknowledges and agrees that by accepting these consulting payments he is certifying his compliance with the provisions of this Agreement.

V.	EXPENSES; MISCELLANEOUS COMPENSATION PROVISIONS

A. Expenses. The Company shall reimburse Mr. Kresa for all reasonable and necessary business expenses, including first class airfare and accommodations, incurred by Mr. Kresa in connection with the rendering of services hereunder. Claims for expenses must be in accordance with the Company’s established policies and limitations pertaining to allowable expenses and documented pursuant to the procedures applicable to the Company’s officers. Mr. Kresa shall be entitled to reasonable and necessary use of Company aircraft in connection with the rendering of services hereunder, subject to availability and the Company’s aircraft policies in effect from time to time applicable to the Company’s officers.

B. Full Extent Of Compensation. Unless otherwise specifically stated in writing, this Agreement describes the full extent of compensation Mr. Kresa shall receive for his services to the Company on and after the date hereof.

C. Warranty. Mr. Kresa certifies and warrants that in the course of performing services under this Agreement, no payments will be made to government officials or customer representatives, that no government official or customer representative has any direct or indirect investment interest or interest in the revenues or profits of Mr. Kresa, and that no expenditure for other than lawful purposes will be made.

D. Exclusion Of Lobbying Costs From Overhead Rates. The Company is prohibited from charging, directly or indirectly, costs associated with lobbying activities to its contracts with the United States Government. Unallowable costs associated with lobbying activities are defined at Federal Acquisition Regulations (FAR) 31.205-22, effective as of the date of this Agreement. Mr. Kresa agrees that in the event that Mr. Kresa performs lobbying activities under this Agreement, Mr. Kresa shall provide the Company with a detailed accounting of time expended, individual agency/congressional employees contacted, and the Company programs discussed in the required activity report.

VI.	MARCH 2000 SPECIAL AGREEMENT

Mr. Kresa and the Company entered into a March 2000 Special Agreement on or about September 15, 1999 (the “Special Agreement”). Effective April 1, 2003 Mr. Kresa hereby waives and relinquishes any and all rights and benefits he may have under the Special Agreement, and he agrees not to make any claim, now or in the future, for benefits which accrue under the Special Agreement after that date. Mr. Kresa acknowledges that he is currently due no amount or benefit under the Special Agreement. Mr. Kresa and the Company hereby terminate the Special Agreement in its entirety effective April 1, 2003.

VII.	TRADE SECRETS AND PROPRIETARY INFORMATION

A. Disclosure To Third Parties Prohibited. Mr. Kresa shall not divulge, disclose or communicate any information concerning any matters affecting or relating to the business of the Company without the express written consent of the Company or as may be required for Mr. Kresa to fulfill his obligations as Chairman or as a member of the Board. The terms of this Section shall remain in full force and effect after the termination or expiration of this Agreement.

B. Ideas, Improvements and Inventions. Any and all ideas, improvements and inventions conceived of, developed, or first reduced to practice in the performance of work hereunder for the Company shall become the exclusive property of the Company and ideas and developments accruing therefrom shall all be fully disclosed to the Company and shall be the exclusive property of the Company and may be treated and dealt with by the Company as such without payment of further consideration than is hereinabove specified. Mr. Kresa shall preserve such ideas, improvements and inventions as confidential during the term of the contract and thereafter and will execute all papers and documents necessary to vest title to such ideas, developments, information, data, improvements and inventions in the Company and to enable the Company to apply for and obtain letters patent on such ideas, developments, information, data, improvements and inventions in any and all countries and to assign to the Company the entire right, title and interest thereto.

C. Notes, Memoranda, Reports and Data. Mr. Kresa agrees that the original and all copies of notes, memoranda, reports, findings or other data prepared by Mr. Kresa in connection with the services performed hereunder shall become the sole and exclusive property of the Company.

D. Disclosure of Confidential or Proprietary Information of Third Parties Prohibited. Mr. Kresa will not disclose to the Company or induce the Company to use any secret process, trade secret, or other confidential or proprietary knowledge or information belonging to others, including but not limited to the United States. Such information includes but is not limited to information relating to bids, offers, technical proposals, responses to requests for procurement, rankings of competitors and other similar procurement sensitive information.

VIII.	PRESERVATION OF TRADE NAMES, TRADE MARKS AND PATENT RIGHTS

All trade names, trade marks and patent rights of the Company pertaining to Company products, including the names “Northrop,” “Grumman” “Litton,” “Newport News Shipbuilding,” “Ingalls,” “Avondale,” “TRW,” and “Northrop Grumman Corporation” shall remain the sole property of the Company and Mr. Kresa agrees, upon request, to take such reasonable action as may be requested by the Company to protect and preserve such trade names, trade marks and patent rights from claims by other persons or entities.

IX.	COOPERATION WITH THE COMPANY

During and after the expiration of this Agreement, Mr. Kresa shall cooperate with the Company in regard to any matter, dispute or controversy in which the Company is involved, or may become involved and of which Mr. Kresa may have knowledge. Such cooperation shall be subject to further agreement providing payment for Mr. Kresa’s expenses and reasonable compensation for his time.

X.	INDEMNIFICATION; INDEPENDENT CONTRACTOR

Mr. Kresa shall render all services hereunder during the Consulting Period as an independent contractor and shall not hold out himself or herself as an agent of the Company. Nothing herein shall be construed to create or confer upon Mr. Kresa the right during the Consulting Period to make contracts or commitments for or on behalf of the Company. Mr. Kresa and the Company entered into an Indemnification Agreement that was effective on or about October 12, 1987 (the “Indemnification Agreement”). The Indemnification Agreement provides that the Company will indemnify Mr. Kresa for certain losses that Mr. Kresa may incur in connection with providing services that are within Mr. Kresa’s “Corporate Status” with the Company. Mr. Kresa’s services as Chairman and as a member of the Board, and Mr. Kresa’s other services pursuant to this Agreement, shall constitute “Corporate Status” for purposes of the Indemnification Agreement.

XI.	TAXES

Mr. Kresa shall provide all services contemplated by this Agreement (during both the period of time that he is a member and Chairman of the Board and during the Consulting Period) as a non-employee of the Company and the Company shall withhold (or not withhold, as applicable) income and employment taxes on such basis.

Except as provided below and in Section II A, Mr. Kresa shall pay all taxes which are imposed on him with respect to the compensation paid hereunder (including, without limitation, all taxes that may be due if the classification contemplated by the preceding paragraph is erroneous or if the Company is required to revise such classification).

If upon or following a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company (as these terms are used for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Change in Control”), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by Mr. Kresa from the Company (including, without limitation, any fees, costs and expenses paid under this Agreement) and/or any amounts received or deemed received, within the meaning of any provision of the Code, by Mr. Kresa as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Mr. Kresa under any of the Company’s incentive plans, including without limitation, the 2001 Long Term Incentive Stock Plan, the 1993 Long Term Incentive Stock Plan, the 1987 Long Term Incentive Plan and the 1981 Long-Term Incentive Plan, the Company shall pay to Mr. Kresa in cash an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount retained by Mr. Kresa after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to Mr. Kresa as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, but in all events shall be made within thirty (30) days of the receipt or deemed receipt by Mr. Kresa of any such payment, benefit and/or amount.

The Company’s obligation to make a Gross-Up Payment, and the amount of any Gross-Up Payment, shall be determined by the Company’s independent auditors. For purposes of determining whether any payments, benefits and/or amounts will be subject to Excise Tax, and the amount of any such Excise Tax:

•	Any other payments, benefits and/or amounts received or to be received by Mr. Kresa in connection with or contingent upon a Change in Control of the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such persons) shall be combined to determine whether Mr. Kresa has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

•	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Mr. Kresa shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by Mr. Kresa and shall also include the effect of employment taxes and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Kresa’s residence, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such taxes.

In the event the Internal Revenue Service adjusts the computation of the Company’s independent auditors under this Section so that Mr. Kresa did not receive the greatest net benefit, the Company shall reimburse Mr. Kresa as provided herein for the full amount necessary to place Mr. Kresa in the same after-tax position as he would have been in had no Excise Tax applied.

XII.	OBSERVANCE OF APPLICABLE LAWS AND REGULATIONS

A. United States Laws. Mr. Kresa shall comply with and do all things necessary for the Company to comply with United States laws and regulations and express policies of the United States Government, including but not limited to the requirements of the Foreign Corrupt Practices Act, 15 U.S.C. Section 78 dd-1 et seq.; the Federal Acquisition Regulations, 48 CFR Section 1.101 et seq., (“FAR”); the International Traffic in Arms Regulations, 22 CFR Parts 120 through 130 and applicable regulations; the Byrd Amendment (31 U.S.C. Section 1352) and applicable regulations; the Office of Federal Procurement Policy Act (41 U.S.C. Section 423) and applicable regulations; and the DoD Joint Ethics Regulation (DoD 5500.7-R). No part of any compensation or fee paid by the Company will be used directly or indirectly to make any kickbacks to any person or entity, or to make payments, gratuities, emoluments or to confer any other benefit to an official of any government or any political party. Mr. Kresa shall not seek, nor relay to the Company, any classified, proprietary or source selection information not generally available to the public. Mr. Kresa shall also comply with and do all things necessary for the Company to comply with provisions of contracts between agencies of the United States Government or their contractors and the Company that relate either to patent rights or the safeguarding of information pertaining to the security of the United States. This entire Agreement and/or the contents thereof may be disclosed to the United States Government.

B. No Selling Agency Employed. Mr. Kresa further represents and warrants that, in the event he is authorized pursuant to Section XV hereof to utilize or employ a third party, no person or selling agency has been or will be employed or retained to solicit or secure any contract, including but not limited to a United States Government contract, upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by Mr. Kresa for the purpose of receiving business. In the event of a breach or violation of this warranty, the Company shall have the right to annul this Agreement without liability or in its discretion to deduct from the fee or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage or contingent fee.

C. State Law And Regulations. Mr. Kresa shall comply with and do all things necessary for Mr. Kresa and the Company each to comply with all laws and regulations of the State of California and any other state, including the Commonwealth of Virginia and the District of Columbia, in which services hereunder are or may be rendered.

D. Maintenance Of Time And Expense Records. Mr. Kresa shall maintain appropriate time and expense records pertaining to the services performed under this Agreement. Said records shall be subject to examination and audit by the Company and the United States Government until notified by the Company in writing, that the records no longer need to be maintained.

E. Certification. This Agreement is made in material reliance upon the representations and warranties made by Mr. Kresa herein and in Attachment B hereto. The effectiveness of this Agreement is contingent upon and will not commence until receipt by the Company of the certifications set forth in Attachment B hereto. In the event that the Company has reason to believe that these certifications are incorrect, the Company may treat this Agreement as being null and void or may terminate this Agreement pursuant to Section XVIII.

F. Standards of Business Conduct. Mr. Kresa hereby acknowledges that he has received a copy of the Company’s Values, Ethics and Business Conduct For Northrop Grumman Associates (or amendment thereof) and agrees to conduct his activities for or on behalf of the Company in accordance with such principles as a condition of this Agreement. In connection with the execution of this Agreement, Mr. Kresa shall also execute the Certificate attached hereto as Attachment D.

XIII.	ASSIGNMENT OF RIGHTS

This Agreement and the rights, benefits, duties and obligations contained herein may not be assigned or otherwise transferred in any manner to third parties without the express written approval of the Company and Mr. Kresa, except by operation of law. Any such assignment or transfer without prior approval of the Company and Mr. Kresa or by operation of law will be null, void and without effect.

XIV.	MODIFICATION

No waiver or modification of this Agreement or of any covenant, condition, or limitation herein shall be valid and enforceable unless such waiver or modification is in writing.

XV.	USE OR EMPLOYMENT OF THIRD PARTIES

Mr. Kresa shall not utilize or employ any third party, individual or entity, in connection with Mr. Kresa’s performance of services under this Agreement during the Consulting Period without the express written approval of the Company.

XVI.	CONFLICTS OF INTEREST

No business or legal conflicts of interest shall exist between services performed or to be performed by Mr. Kresa on behalf of the Company and by Mr. Kresa on behalf of any other client. The identity of Mr. Kresa’s directorship’s, other employment and clients shall be fully disclosed by Mr. Kresa in Attachment C hereto. Mr. Kresa shall promptly notify the Company in writing of any change in his directorships, employment, and clients.

XVII.	EXCLUSIVITY OF CONSULTING ARRANGEMENT

During the Consulting Period Mr. Kresa shall not directly or indirectly engage in any activities designed to deprive or which may have the effect of depriving the Company of the good will of customers or potential customers of its products and services. Further, Mr. Kresa shall not, prior to the expiration of the Consulting Period, represent, act as representative for, or market or sell, directly or indirectly, products competing with Company products and services.

XVIII.	TERMINATION

A. Violation Of Term Or Condition. In the event of a violation by Mr. Kresa of any term or condition, express or implied, of this Agreement or of any federal or state law or regulation pertaining to or arising from Mr. Kresa’s performance of services under this Agreement, the Company may, in its discretion, terminate this Agreement immediately, without notice and in such event, Mr. Kresa shall only be entitled to compensation up to the time of such violation.

B. Bankruptcy; Death. In the event that Mr. Kresa dies or is adjudicated a bankrupt or petitions for relief under bankruptcy, reorganization, receivership, liquidation, compromise or other arrangement or attempts to make an assignment for the benefit of creditors, this Agreement shall be deemed terminated automatically, without requirement of notice, without further liability or obligation to the Company (except, in the event of Mr. Kresa’s death, for (A) obligations to Mr. Kresa expressly contemplated by Sections II B, C and E and to Mr. Kresa’s widow expressly contemplated by Sections II A and D; (B) any amount then due Mr. Kresa pursuant to Sections IV and V; (C) any indemnification obligation pursuant to Section X; and (D) any tax obligation owed to Mr. Kresa pursuant to Section XI.)

XIX.	SEVERABILITY OF PROVISIONS

All provisions contained herein are severable and in the event any of them are held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid provision was not contained herein.

XX.	AVAILABILITY OF EQUITABLE REMEDIES

Mr. Kresa understands and agrees that any breach or evasion of any of the terms of this Agreement may result in immediate and irreparable injury to the Company and will entitle the Company to all legal and equitable remedies including, without limitation, injunction or specific performance.

XXI.	GOVERNING LAW

This Agreement and the performance hereunder shall be governed by and construed in accordance with the laws of the State of California (excluding any conflicts of laws provisions) which shall be the exclusive applicable law.

XXII.	SETTLEMENT OF DISPUTES

A. The Company and Mr. Kresa hereby consent to the resolution by arbitration of all disputes, issues, claims or controversies arising out of or in connection with this Agreement, Mr. Kresa’s employment with and/or retirement from the Company, and/or Mr. Kresa’s services to the Company, that the Company may have against Mr. Kresa, or that Mr. Kresa may have against the Company, or against its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims, issues, or disputes by arbitration in accordance with this Agreement rather than through the courts, is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company and Mr. Kresa and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

B. Except as otherwise provided herein or by mutual agreement of the parties, any arbitration shall be administered in accordance with the then-current Commercial Arbitration Procedures of the American Arbitration Association (AAA) before a single arbitrator who is a retired federal or state court judge in the state in which the arbitration is convened. The arbitration shall be held in Los Angeles, California or at any other location mutually agreed upon by the parties.

C. The parties shall attempt to agree upon the arbitrator. If the parties cannot agree on the arbitrator, the AAA shall then provide the names of nine (9)

arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the AAA shall furnish an additional list until an arbitrator is selected.

D. The arbitrator shall interpret this Agreement, and any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the State of California, or applicable federal law. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is voidable.

XXIII.	NOTICE

Any notice to be given hereunder shall be in writing, mailed by certified or registered mail with return receipt requested addressed to the Company:

Northrop Grumman Corporation

1840 Century Park East

Los Angeles, CA 90067

Attn.: Chief Human Resources Officer

or to Mr. Kresa:

Kent Kresa

[address omitted]

or to such other address as may have been furnished at the date of mailing either by the Company or Mr. Kresa in writing.

XXIV.	COMPLETE AGREEMENT

Effective April 1, 2003 this Agreement constitutes the entire agreement of the parties with respect to the engagement of Mr. Kresa by the Company and supersedes any and all other agreements between the parties (other than the Indemnification Agreement which is outside of the scope of the foregoing and the Company’s employee benefit programs in which Mr. Kresa participated and is due a benefit or in which he continues to participate in accordance with this Agreement, including, but not limited to, annual bonuses which are payable to him under incentive compensation plans, grants under long term incentive plans, and benefits under retirement, deferred compensation, estate enhancement and welfare plans and programs). The parties stipulate and agree that neither of them has made any representation with respect to this Agreement except such representations that are specifically set forth herein. The parties acknowledge that any other payments or representations that may have been made are of no effect and that neither party has relied on such payments or representations in connection with this Agreement or the performance of services contemplated herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into and executed as set forth below.

NORTHROP GRUMMAN CORPORATION

/s/ J. Michael Hateley
J. Michael Hateley Corporate Vice President and Chief Human Resources and Administrative Officer

Date:	February 19, 2003

KENT KRESA

/s/ Kent Kresa
Kent Kresa

Date:	February 19, 2003

TIN:	[omitted]

ATTACHMENT A

KENT KRESA

RELEASE

1.	PARTIES: The parties to this Release Agreement (referred to hereafter as “Agreement”) are KENT KRESA (referred to hereafter as “Executive”) and NORTHROP GRUMMAN CORPORATION (referred to hereafter as “Northrop Grumman” or the “Company”).

2.	RECITALS: This Agreement is made with reference to the following facts:

2.1	Executive retired from employment with and as Chief Executive Officer of the Company on or about April 1, 2003.

2.2	Executive and the Company entered into a Transition Agreement, dated February 19, 2003 (the “Transition Agreement”) that provides for certain enhanced retirement benefits, and for Executive’s continued service as a non-employee member of the Company’s Board of Directors, as Chairman of the Company’s Board of Directors, and as a consultant to the Company for certain specified periods following Executive’s retirement.

2.3	This Agreement is the release Executive is required to sign in order to receive the enhanced retirement benefits set forth in the Transition Agreement.

3.	CONSIDERATION: In exchange for the Executive’s agreement to abide by all of the terms of this Agreement, Northrop Grumman will provide Executive with the enhanced retirement benefits set forth in the Transition Agreement.

4.	COMPLETE RELEASE: In consideration of the promises contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby agree to release, absolve and discharge Releasees (as defined below) from all claims, causes of action, demands, damages or costs he may have against Releasees on behalf of himself or others arising prior to the date he signs this Agreement. “Releasees” shall mean the Company, its subsidiaries, affiliated and related companies, past, present and future, and each of them, as well as its and their employees, officers, directors, and agents (in their capacities as employees, officers, directors and agents), past and present, and each of them in such capacities.

4.1	This waiver and release includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age, and retaliation; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination based on disability and retaliation; the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, religion, sex, sexual orientation, national origin, ancestry, physical disability, mental disability, medical condition, marital status or age, and retaliation; or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation whether such claim be based upon an action filed by Executive or by any governmental agency.

4.2	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising in relation to the Company’s employee handbook and personnel policies, or any or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, and each of them, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

4.3	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to any severance plan, program, or arrangement.

4.4	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the federal False Claims Act.

4.5	This release covers both claims that Executive knows about and those he may not know about. Executive hereby specifically waives and relinquishes all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.6	Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, Executive expressly acknowledges that this Agreement is intended to include all claims which he does not know or suspect to exist in his favor at the time of his signature on the Agreement, and that this Agreement will extinguish any such claims.

4.7	Notwithstanding anything to the contrary herein, this Agreement does not waive or release: (i) any rights or claims which Executive may have under the Age Discrimination in Employment Act or other laws which arise after the date he signs this Agreement, (ii) any rights or claims Executive may have under the Transition Agreement; (iii) any rights Executive may have for indemnification from the Company; (iv) any rights which Executive may have under the Company’s Directors and Officers liability insurance policy; (v) any rights Executive may have under stock grants, restricted stock right grants, and/or restricted performance stock right grants provided to him by the Company; (vi) any rights Executive may have as a shareholder of Northrop Grumman; and (vii) any rights Executive may have to benefits under any Company annual incentive plan or employee benefit plan, including without limitation retirement, deferred compensation, estate enhancement and welfare plans or programs.

5.	ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of California (in the major city nearest Executive’s residence) in accordance with the procedures set forth In Section XXII B, C and D of the Transition Agreement. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

6.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: Executive agrees and understands that he has been given a period of twenty-one (21) calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Executive further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the twenty-one calendar day period. At the end of this period, the offer of the enhanced retirement benefits set forth in the Transition Agreement will be deemed automatically withdrawn if not earlier signed by Executive and delivered to the Company. Executive is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

7.	RIGHT TO REVOKE AGREEMENT: Executive may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Chief Human Resources Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. For this revocation to be effective, written notice must be received by the Chief Human Resources Officer no later than 5:00 p.m. PST on the seventh calendar day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable, and Executive will not receive the benefits described in Section 3 of this Agreement.

8.	NON-ADMISSION OF LIABILITY: Nothing contained herein shall be construed as an admission by either Executive or by Northrop Grumman of liability of any kind.

9.	SEVERABILITY: The provisions of this Agreement are severable, and if any part of it is found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10.	SOLE AND ENTIRE AGREEMENT: Except as otherwise expressly set forth herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all discussions, prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement.

11.	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to rules regarding conflicts of law.

[Remainder of page intentionally left blank.]

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND TO CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

NORTHROP GRUMMAN CORPORATION

J. Michael Hateley Corporate Vice President and Chief Human Resources and Administrative Officer

Date:

KENT KRESA

Kent Kresa

Date:

ATTACHMENT B

KENT KRESA

CERTIFICATION

The undersigned, Kent Kresa (“Mr. Kresa”), hereby certifies, represents and warrants the following:

1. In past dealings with Northrop Grumman Corporation (the “Company”) or other clients, to the best of his knowledge Mr. Kresa has complied with all applicable laws, rules, regulations and express policies of the United States and the State or territory in which services were performed.

2. In performing services under the Transition Agreement (“Agreement”), Mr. Kresa will comply with all applicable laws, rules, regulations and express policies of the United States and the State or territory in which services will be performed.

3. There have been no kickbacks or other payments made, either directly or indirectly, to or by Mr. Kresa or to or by any member of his family.

4. No kick-backs or other payments will be made, either directly or indirectly, to or by Mr. Kresa or to or by any member of his family.

5. Mr. Kresa will not use any part of the compensation paid by the Company under the Agreement to make payments, gratuities, or emoluments or to confer any other benefit to an official of any government, or any political party, or official of any political party.

6. No person or selling agency will be employed or retained to solicit or secure any contract, including but not limited to a United States government contract, upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial selling agencies maintained by Mr. Kresa for the purpose of receiving business.

7. No classified, proprietary, source selection or procurement sensitive information will be solicited by Mr. Kresa on behalf of or conveyed by Mr. Kresa to the Company.

8. Mr. Kresa will not influence or attempt to influence any United States government official or employee in connection with the award, extension, continuation, renewal, amendment or modification of a federal contract or otherwise engage in “non-exempt services” within the meaning of the Byrd Amendment, 31 U.S.C. Section 1352.

9. Mr. Kresa will not utilize or employ any third party, individual or entity, in connection with the performance of services under the Agreement on behalf of the Company, except as follows: (if none, state “None”).

10. No business or legal conflicts of interest exist between services to be performed under the Agreement by Mr. Kresa on behalf of the Company and by Mr. Kresa on behalf of any other client, the identities of which Mr. Kresa has fully disclosed to the Company.

I declare under penalty of perjury that the foregoing certificate is true and correct.

Signed:

Kent Kresa

Date:

ATTACHMENT C

KENT KRESA

CERTIFICATION OF DIRECTORSHIPS, EMPLOYMENT AND CLIENTS

The following is a complete list of directorships, employment and consulting clients:

I.     Directorships and Employment

Name of Company                            Responsibilities/Duties

II.     CLIENTS

Name of Company                            Services/Duties

Signed:

Kent Kresa

Date:

ATTACHMENT D

MR. KRESA

CERTIFICATE REGARDING

NORTHROP GRUMMAN CORPORATION

STANDARDS OF BUSINESS CONDUCT

I, Kent Kresa, do hereby certify that I am familiar with and will conform to the principles and practices set forth in the Northrop Grumman publication entitled Values, Ethics, and Business Conduct For Northrop Grumman Associates.

Signed:

Kent Kresa

Date: